HEI Exhibit 10.20(d)

AMERICAN SAVINGS BANK SELECT DEFERRED COMPENSATION PLAN
Amendment No. 4 to January 1, 2009 Restatement

The American Savings Bank Select Deferred Compensation Plan (“SDCP”) is hereby amended by this Amendment No. 4 to the January 1, 2009 Restatement, as follows:

1.	Purpose and Explanation. This Amendment is adopted to change the eligibility criteria for the Plan and to reflect that the Bank performs the duties of the Committee.

a.
Eligibility. Under the current terms of the Plan and Amendment No. 1, eligibility is restricted to the Bank’s Leadership Council. The Bank’s Leadership Council has been discontinued. The Bank wishes to confer on the Bank the authority to designate eligible employees, as provided under the original 2009 Restatement.

This Amendment No. 4 provides the Bank discretion to designate eligible employees for each enrollment. Employees selected must be members of a “select group of management or highly compensated employees”, as required under ERISA.

b.
“Committee”. Under the current terms of the Plan, the Committee (defined as the Hawaiian Electric Industries, Inc. Total Compensation Administration Committee) performs certain administrative functions under the Plan. The Committee has been disbanded. The Committee’s duties are performed by the Company.

This Amendment No. 4 provides that the Committee functions are performed by the Bank.

2.	Supersession. This Amendment No. 4 shall supersede the provisions of the SDCP to the extent that those provisions are inconsistent with this Amendment.

3.	Effective Date. This Amendment No. 4 is effective for Plan Years beginning on or after January 1, 2018.

4.	Section 3.1(a) and (b). Sections 3.1(a) and (b) are amended in their entirety, as follows:

(a)
General. Employees who are determined by the Bank to be includable in a select group of management or highly compensated employees of the Bank within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and are specifically approved for participation by the Bank, in its sole discretion, shall be eligible to make Deferral Elections under this Plan. Continued eligibility to make Deferral Elections, year-by-year, shall be conditioned upon a Participant’s continuing to meet the requirements of the Plan, including, but not limited to, continuing to be includable in a select group of management or highly compensated employees of the Bank.

(b)
Effective Date of Eligibility for Newly Eligible Employees. The effective date of eligibility for newly eligible employees shall be either the date on which the employee is given notice of eligibility to participate by the Bank or, in the discretion of the Bank, the date of commencement of the enrollment period for Regular Deferral Elections for the Plan Year next following the date on which the employee is given notice of eligibility to participate.

5.	Section 2.1(n). Section 2.1(n) is deleted and replaced by the following language:
(a)    Reserved.
In addition, references to “Committee” are hereby changed to “Bank” wherever it appears in the Plan document.

6.	Except as modified herein, all of the terms and provisions of the SDCP, as amended, shall continue in full force and effect.

* * *

IN WITNESS WHEREOF, American Savings Bank has caused this Amendment No. 4 to the January 1, 2009 Restatement of the American Savings Bank Select Deferred Compensation Plan to be executed by its duly authorized officer on December 4, 2017.

AMERICAN SAVINGS BANK
By:	/s/ Richard F. Wacker
President & CEO